Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S   R E L E A S E

Date:	May 4, 2010

Contact:	Peter B. Orthwein or Richard E. Riegel III
THOR ANNOUNCES PRELIMINARY SALES FOR QUARTER, NINE MONTHS;
BACKLOG, CASH AND INVESTMENTS, SALE OF CANADIAN OPERATIONS
Thor Industries (NYSE:THO) announced today preliminary sales and backlog for the quarter and nine months ended April 30, 2010, and the divestiture of its Canadian RV and Park Model operations.
Sales in the quarter were $679 million, up 64% from $415 million last year. RV sales were $558 million, up 79% from $312 million last year. Specialty Vehicle sales, which include buses and ambulances were $121 million, up 17% from $103 million last year.
Sales in the 9 months were $1.61 billion, up 49% from $1.08 billion last year. RV sales were $1.28 billion, up 65% from $777 million last year. Specialty Vehicle sales were $328 million, up 8% from $304 million last year.
Cash, cash equivalents and investments on April 30, 2010 were $155 million versus $296 million last year. Backlog on April 30, 2010 was $667 million, up 51% from $442 million last year. RV backlog was $448 million, more than double $214 million last year. Specialty Vehicle backlog was $219 million versus $228 million last year.
Thor also announced that it had sold its Citair Inc. subsidiary, d.b.a. General Coach Canada, to management, effective April 30, 2010.
“The RV industry continues a strong wholesale re-stocking trend, as evidenced by Thor’s large order backlog,” said Peter B. Orthwein, Thor Chairman, CEO & President. “Importantly, Thor’s recent internal retail sales results also demonstrate substantial improvement over last year, including the March and April periods. This bodes well for a better balance between retail demand and wholesale replenishment as we move forward,” he added.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10- K for the year ended July 31, 2009. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.